Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights”, “Senior Securities” and “Independent Registered Public Accounting Firm and Legal Counsel” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated June 17, 2022 in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of Ironwood Institutional Multi-Strategy Fund LLC filed with the Securities and Exchange Commission in this initial filing to the Registration Statement under the Securities Act of 1933.

Chicago, IL
August 26, 2022